Exhibit 99.1
TranS1 Inc. Reports Operating Results for the Fourth Quarter of 2009
Highlights:
Fourth quarter revenues were $6.3 million
674 TranS1 procedures performed globally in the quarter
Gross margin was 79.9% for the quarter
GAAP loss per share was $0.28 for the quarter
Non-GAAP loss per share was $0.25 for the quarter
WILMINGTON, NC — (GLOBE NEWSWIRE)—February 23, 2010—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine, today announced its financial results for the fourth quarter ended December 31 2009.
Revenues were $6.3 million in the fourth quarter of 2009, representing a 15% decrease over revenues of $7.4 million in the fourth quarter of 2008. Gross margin was 79.9% in the fourth quarter of 2009 as compared to 84.6% in the fourth quarter of 2008.
Operating expenses were $10.7 million in the fourth quarter of 2009 compared to $11.1 million in the fourth quarter of 2008. The decrease in operating expenses is primarily attributable to a decrease in sales and marketing costs as a result of the decreased commissions due to lower sales, partially offset by increased spending for research and development.
Net loss was $5.7 million and $4.5 million for the quarters ended December 31 2009 and 2008, respectively. GAAP net loss per common share was $0.28 in the fourth quarter of 2009 compared to a net loss per share of $0.22 in the fourth quarter of 2008.
For the quarters ended December 31 2009 and 2008, on a non-GAAP basis adjusting for non-cash stock compensation expense, net loss per common share was $0.25 and $0.20, respectively.
Cash, cash-equivalents and investments were $55.3 million as of December 31 2009.
“Our results this quarter, and for much of 2009, were impacted by concerns in the marketplace surrounding reimbursement for our AxiaLIF procedure. We are using the experience we gained in 2009 to better educate and support our current and prospective surgeon users as they navigate the current reimbursement landscape,” said Rick Randall,

CEO of TranS1. “We are approaching 2010 with a leaner, more experienced sales force armed with a broader product offering to expand our clinical indications within the lumbar spine”.
Conference Call
TranS1 will host a conference call today at 4:30 pm ET to discuss its fourth quarter financial results. To listen to the conference call on your telephone, please dial (877) 881-2183 for domestic callers and (970) 315-0453 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the archived recording, use the following link at http://ir.trans1.com/events.cfm.
Non-GAAP Measures
Management uses certain non-GAAP financial measures such as non-GAAP net loss and net loss per share, which exclude stock based compensation. This non-GAAP presentation is given in part to enhance the understanding of the company’s historical financial performance and comparability between periods. The company believes that the non-GAAP presentation to exclude stock-based compensation is relevant and useful information that will be widely used by investors and analysts. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. A reconciliation of the GAAP financial measures to the comparable non-GAAP financial measure is included below.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets the AxiaLIF family of products for single and multilevel lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.
CONTACT:
 Investors:
 TranS1 Inc.
 Michael Luetkemeyer, 910-332-1700
 Chief Financial Officer
or
Westwicke Partners
 Mark Klausner, 443-213-0501
 mark.klausner@westwicke.com

 Source: TranS1 Inc.

TranS1 Inc.
Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008

Revenue	$6,279	$7,354	$29,807	$25,304
Cost of revenue	1,264	1,129	5,687	4,315

Gross profit	5,015	6,225	24,120	20,989

Operating expenses:

Research and development	1,392	839	6,439	4,081
Sales and marketing	7,878	8,696	34,098	29,375
General and administrative	1,471	1,554	7,184	7,116

Total operating expenses	10,741	11,089	47,721	40,572

Operating loss	(5,726)	(4,864)	(23,601)	(19,583)
Interest income	23	331	405	2,548
Net loss	$(5,703)	$(4,533)	$(23,196)	$(17,035)

Net loss per common share — basic and diluted	$(0.28)	$(0.22)	$(1.13)	$(0.84)

Weighted average common shares outstanding — basic and diluted	20,641	20,534	20,604	20,289

Stock-based compensation is included in operating expenses in the following categories:
Cost of revenue	$19	$21	$74	$66
Research and development	45	18	186	412
Sales and marketing	338	154	1,481	1,474
General and administrative	198	189	1,058	1,027

	$600	$382	$2,799	$2,979

Reconciliation of Quarterly Results
(in thousands, except per share amounts)
(Unaudited)

	2009	2008
GAAP net loss	$(5,703)	$(4,533)
Stock based compensation	600	382

Non-GAAP net loss	$(5,103)	$(4,151)

Shares used in computing GAAP and non-GAAP loss per share	20,641	20,534

Non-GAAP loss per share	$(0.25)	$(0.20)

Reconciliation of Year-To-Date Results
(in thousands, except per share amounts)
(Unaudited)

	2009	2008

GAAP net loss	$(23,196)	$(17,035)
Stock based compensation	2,799	2,979

Non-GAAP net loss	$(20,397)	$(14,056)

Shares used in computing GAAP and non-GAAP loss per share	20,604	20,289

Non-GAAP loss per share	$(0.99)	$(0.69)

TranS1 Inc.
Balance Sheets
(in thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$29,298	$42,051
Short-term investments	25,953	35,215
Accounts receivable, net	3,926	4,812
Inventory	7,325	6,369
Prepaid expenses and other assets	676	632

Total current assets	67,178	89,079
Property and equipment, net	1,813	1,412

Total assets	$68,991	$90,491

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,442	$2,896
Accrued expenses	1,269	2,009

Total current liabilities	3,711	4,905

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	136,402	133,507
Accumulated other comprehensive income	(5)	—
Accumulated deficit	(71,119)	(47,923)

Total stockholders’ equity	65,280	85,586

Total liabilities and stockholders’ equity	$68,991	$90,491

TranS1 Inc.
Statements of Cash Flows
(in thousands)
(Unaudited)

	Twelve Months Ended Dec. 31,
	2009	2008

Cash flows from operating activities:
Net loss	$(23,196)	$(17,035)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	909	804
Stock-based compensation	2,799	2,979
Allowance for excess and obsolete inventory	505	400
Provision for bad debts	80	101
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	806	(1,688)
(Increase) decrease in inventory	(1,461)	(2,744)
(Increase) decrease in prepaid expenses	(44)	(35)
Increase (decrease) in accounts payable	(454)	1,265
Increase (decrease) in accrued expenses	(740)	223

Net cash used in operating activities	(20,796)	(15,730)

Cash flows from investing activities:
Purchase of property and equipment	(1,310)	(1,128)
Purchases of investments	(50,872)	(55,761)
Sales and maturities of short-term investments	60,134	49,791

Net cash provided by (used in) investing activities	7,952	(7,098)

Cash flows from financing activities:
Proceeds from issuance of common stock	91	203

Net cash provided by (used in) financing activities	91	203

Net decrease in cash and cash equivalents	(12,753)	(22,625)
Cash and cash equivalents, beginning of period	42,051	64,676

Cash and cash equivalents, end of period	$29,298	$42,051